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                                  EXHIBIT 4.6

                                AMENDMENT NO. 5
                                       TO
                               ADAC LABORATORIES
                             1992 STOCK OPTION PLAN



                 The 1992 Stock Option Plan (the "Plan") of ADAC Laboratories, a California corporation (the "Company"), is hereby amended in the following respects:

                 1. Section 3, entitled "Stock Subject to the Plan," is hereby amended to delete the first sentence and to add a new first sentence as follows:

                          "Subject to the provisions of Section 11 and Section 4(b)(xi) below, the maximum aggregate number of shares that may be optioned and sold under the Plan is 3,801,000 shares of Common Stock."

This amendment reflects an increase in the number of authorized shares by 1,355,000 shares.

                 2.       Section 4(b), entitled "Administration of the Plan
- Powers of the Board," is hereby amended to add a new subparagraph (xi) as follows:

                          "(xi) Notwithstanding the number of shares set forth in Section 3, the maximum aggregate number of shares subject to the Plan may be automatically increased by the Board, at its discretion and without shareholder approval, if the Board determines in connection with an acquisition of another business (whether by merger, consolidation or purchase of assets or otherwise) that it is necessary to grant a substantial number of new options to employees of, or persons holding options in, such acquired business to replace existing options, to grant new options to incentivize the employees or replace other equity rights previously granted to such persons by the acquired business. The amount of the additional number of shares to become subject to the Plan shall not exceed the number of new options granted in connection with such acquisition."

                 3. Section 7, entitled "Term of Option," is hereby amended to delete the last sentence and to replace such sentence with a new sentence as follows:

                          "The term of a Non-qualified Option shall be for a period of not to exceed ten (10) years from the date on which it is granted, as determined by the Board of Directors or the Committee."

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Amendment No. 5 to ADAC Laboratories
1992 Stock Option Plan




                 4. Section 11(d), entitled "Adjustments - Change in Control," is hereby deleted in its entirety and the following subsection 11(d) is substituted in its place as follows:

                          "(d)    Change in Control.


                                  "(i)     Except and to the extent provided
         otherwise in, or limited by, employment, severance or similar written agreements between the Company and an Optionee, ten (10) days prior to a "Change in Control" (as defined below), all stock options which are then not exercisable shall immediately vest and become exercisable, regardless of the original vesting schedule. A "Change in Control" of the Company shall be deemed to have occurred if (a) any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the common stock outstanding which votes generally for the election of directors;
         (b) as a result of market or corporate transactions or shareholder action, the individuals who constitute the Board of Directors of the Company at the beginning of any period of 12 consecutive months (but commencing not earlier than July 1, 1995), plus any new directors whose election or nomination was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period of 12 consecutive months, cease for any reason during such period of 12 consecutive months to constitute at least two-thirds of the members of such Board; or (c) the Company sells, through merger, assignment or otherwise, in one or more transactions other than in the ordinary course of business, assets which provided at least 2/3 of the revenues or pre-tax net income of the Company and its subsidiaries on a consolidated basis during the most recently-completed fiscal year.

                          "(ii) Notwithstanding paragraph (i) above, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (a) a reclassification, however effected, of the Company's authorized common stock, or (b) a corporate reorganization involving the Company or any of its subsidiaries which does not result in a material change in the ultimate ownership by the shareholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its subsidiaries, but only if





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Amendment No. 5 to ADAC Laboratories
1992 Stock Option Plan





         such reclassification or reorganization has been approved by the Company's Board of Directors."

                 5. Except as amended above, in all other respects the Plan is hereby ratified and confirmed. The above amendments shall be deemed effective and applicable to all future grants of options and all presently outstanding option grants under the terms of the Plan.

                 6. The amendments to the Plan herein set forth have been approved by the Board of Directors on November 2, 1995 and approved by the shareholders on March 6, 1996, and are effective as of such later date.

                                        By order of the Board of Directors:




                                        By:/s/ David L. Lowe
                                        -------------------------------
                                               David L. Lowe,
                                               Chairman of the Board






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